Exhibit 99.1

First Investors Financial Services Group, Inc.

FOR IMMEDIATE RELEASE	Contact: Bennie H. Duck
Telephone: (713) 977-2600

FIRST INVESTORS REPORTS
SECOND QUARTER EARNINGS

Houston, Texas - December 6, 2007. First Investors Financial Services (OTC: FIFS) today reported net income of $136,493, or $0.03 per share for the three months ended October 31, 2007, and $499,872, or $0.11 per share for the six months ended October 31, 2007. This compares to $1,295,066, or $0.29 per share, for the three months ended October 31, 2006, and $2,031,471, or $0.45 per share, reported for the six months ended October 31, 2006. The results for the prior year period include a $668,712 gain associated with the reduction in an allowance for uncertain tax position related to prior tax returns, which served to lower tax expense for the three and six month periods. Adjusting for this gain, net income for the three months ended October 31, 2006 was $626,354 or $0.14 per share, and $1,362,759 or $0.31 per share, for the six months ended October 31, 2006. Net income for the three and six months ended October 31, 2007 was negatively affected by a contraction in the Company’s net interest spread driven, in part, by higher borrowing costs and an increase in the provision for loan losses. These factors were partially offset by an increase in the average receivables portfolio outstanding.

As of October 31, 2007, First Investors’ portfolio of receivables held for investment, net increased 2.2% to $478.2 million, as compared to April 30, 2007. For the six months ended October 31, 2007, the Company reported new origination volume of $113.3 million, which represents a decrease of 24.4% over the $149.9 million originated during the prior year period. Net interest income decreased 1.2% during the three months ended October 31, 2007 due to lower net interest spreads. Net interest income increased 3.2% during the six months ended October 31, 2007 due to growth in the average portfolio of receivables held for investment which offset a decline in net interest spread. The net interest spread was 6.4% and 6.5% for the three and six month periods as compared to 7.2% and 7.3% for the prior year periods, respectively. The decline in net interest spreads reflects lower effective yields on the Company’s receivables portfolio and a higher cost of debt. Effective yields declined as a result of a higher mix of loans originated under the Company’s direct lending programs and an increase in non-performing loans. The cost of debt increase reflects higher credit spreads associated with turmoil in the capital market, particularly the commercial paper conduit market which offset a reduction in the Fed Funds rate by the Federal Reserve in September. Total operating expenses decreased 6.9% during the three month period primarily due to lower origination volume and the capitalization of certain expenses associated with the implementation of a new loan origination system and credit scoring models. Operating expenses increased 3.5% during the six month period primarily due to higher postage and printing costs associated with the Company’s direct lending unit, higher collection expenses and a reduction in capitalized origination costs due to lower origination volume. The delinquency rate by dollars of delinquent accounts increased from 0.5% at October 31, 2006 to 0.7% at October 31, 2007. The annualized charge-off rate increased from 2.4% for the six months ended October 31, 2006, compared to 3.1% for the six months ended October 31, 2007, reflecting an increase in repossessions and defaults and slightly lower recovery rates on repossessed vehicles as compared to the 2006 period.

Tommy A. Moore, Jr., President and CEO, stated, “The results for the period reflect slower growth in our receivables portfolio, a significant tightening in our net interest spread and higher provision expense. The slower growth reflects our decision several quarters ago to tighten underwriting guidelines due to concerns about the financial state of the consumer and the overall economy. This has had a positive impact on the performance of our most recent origination vintages but has negatively impacted effective yields in a very competitive marketplace. We have also been impacted by rising credit spreads, particularly in the commercial paper market which provides our primary source of warehouse financing. Provision expense has also increased during the period due to a combination of a seasoning in the receivables portfolio, meaning the remaining term of the portfolio declined which causes a greater percentage of loans to enter the peak loss period, and an increase in our repossessions. The seasoning of the portfolio reflects the tightening of underwriting which caused our outstanding portfolio to decline from January through August, though we experienced modest increases in September and October as origination volume improved which also increased provision expense as the portfolio growth drove the need for a higher allowance. The increase in repossessions and non-performing assets is a result of a softening in the economy though our delinquency and net charge-off rates continue to be well below historical averages. Our credit quality continues to outperform the industry which we believe provides additional protection in the event of further softening in the economy. During the second quarter, we completed the implementation of our third-generation, empirical credit scoring models which we believe will not only enhance our risk management capabilities but also expand our credit niche in a prudent way, allowing us to origination a broader spectrum of loans. For the remainder of our fiscal year, we expect to show moderately improving origination growth rates which will benefit net interest income and operating leverage. We expect the capital markets environment to continue to be challenging with continued pressures on credit spreads. We expect to continue to have access to warehouse financing, albeit at a higher cost, and will opportunistically look to issue fixed rate notes in the asset-backed market. From a credit quality perspective, we believe that our portfolio will continue to outperform the sector though we remain cautious about the general economic environment and the impact that the mortgage market and higher fuel costs will have on the consumer.”

First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the		For the
	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2007	2006	2007	2006

Interest Income	$14,337	$13,374	$28,697	$25,705
Interest Expense	6,865	5,813	13,545	11,020
Net Interest Income	7,472	7,561	15,152	14,685
Provision for Credit Losses	3,999	2,677	7,187	5,195
Net Interest Income after Provision for Credit Losses	3,473	4,884	7,965	9,490
Servicing revenue	388	312	666	676
Other finance charges and fees	1,008	825	1,914	1,560
Insurance products	309	268	610	481
Income from investment	97	188	224	255
Other interest income	434	454	864	860
Total other income	2,236	2,047	4,278	3,832
Total operating expenses	5,494	5,901	11,456	11,070
Income before Provision for Income Taxes	215	1,030	787	2,252
Provision (Benefit) for income taxes	78	(265)	287	221
Net Earnings	$137	$1,295	$500	$2,031

Basic Net Earnings Per Common Share	$0.03	$0.29	$0.11	$0.45
Diluted Net Earnings Per Common Share	$0.03	$0.27	$0.10	$0.42

Other Operating Data

Average Principal Balance of Receivables
Held for Investment	$458,254	$417,196	$457,781	$402,098
Total Managed Receivables			612,539	501,915
Originations Volume	65,602	70,972	113,377	149,852
Effective Yield on Receivables
Held for Investment	12.4%	12.8%	12.5%	12.8%
Average Cost of Debt	6.1%	5.6%	6.0%	5.5%
Weighted Average Number of Basic
Shares Outstanding (in thousands)	4,478	4,474	4,478	4,466
Weighted Average Number of Diluted
Shares Outstanding (in thousands)	4,765	4,807	4,773	4,797

	October 31,	April 30,
	2007	2007
Financial Position

Cash and Short-Term Investments	$1,608	$1,669
Restricted Cash	34,223	33,473
Receivables Held for Investment, net	478,174	468,022
Assets Held for Sale	1,357	1,200
Total Assets	529,697	516,381
Total Debt	490,305	478,522
Total Other Liabilities	7,147	6,110
Total Liabilities	497,452	484,632
Total Shareholders’ Equity	32,245	31,749
Shareholders’ Equity per Common Share	7.20	7.09

	As of or	As of or
	For the Six	For the Six
	Months Ended	Months Ended
	Oct 31,	Oct 31,
Credit Quality Data	2007	2006

Receivables Held for Investment:
30 + days past due
Number of Loans	1.0%	0.8%
$ Amount	0.7%	0.5%
Net Charge-offs as a % of average receivables	3.1%	2.4%
Net Charge-offs for the period ending	$7,058	$4,799